Exhibit (n)

CAPSTONE SERIES FUND, INC.

STEWARD FUNDS, INC.

PLAN PURSUANT TO RULE 18F-3

under the

INVESTMENT COMPANY ACT OF 1940

(as amended, effective April 1, 2016)

The Plan

I. Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan, as amended, describes the multi-class system for each publicly offered series ("Fund") of Steward Funds, Inc. ("SFI") and Capstone Series Fund, Inc. ("CSFI"), including the separate class arrangements for shareholder services and/or distribution of shares of such Funds, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

The Company elects to offer multiple classes of shares of each of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II. The Multi-Class System

Each of the Funds shall offer two classes of shares, Individual Class and Institutional Class. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear its own Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Individual Class and Institutional Class shares shall have the features described in Sections A, B, C and D, below.

A. Sales Charge Structure

1. Individual Class Shares. Individual Class shares of each Fund shall be offered at the then-current net asset value, with no front-end or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve. Individual Class shares shall be distinguished from Institutional Class shares by the fact that fees under the Service and Distribution Plan (see below) are paid only by Individual Class shares.

2. Institutional Class Shares. Institutional Class shares of each Fund shall be offered at the then- current net asset value with no front-end sales charge or contingent deferred sales charge, provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund, and provided that a redemption fee, payable to the Fund, may be imposed on such shares in such cases as the Board may approve.

B. Service and Distribution Plan

The Funds have adopted a Service and Distribution Plan pursuant to Rule 12b-1 with respect to the

Individual Class shares of each Fund, containing the following terms:

Individual Class Shares. Individual Class shares of each Fund shall compensate the Distributor for services provided and expenses incurred in connection with the distribution and marketing of Individual Class shares of that Fund, as provided in the Service and Distribution Plan, subject to an annual limit of 0.25% of the average daily net assets of the Fund attributable to its Individual Class shares, provided that amounts out of such compensation, subject to applicable legal and regulatory limits, may be paid to Service Organizations and may be designated as a "Service Fee," as defined in rules and policy statements of the National Association of Securities Dealers.

C. Administrative Services Plan

The Funds have adopted an Administrative Services Plan with respect to Individual Class shares and Institutional Class shares of each Fund, containing the following terms:

Individual Class Shares. Individual Class shares of each Fund shall compensate the Distributor for (a) charges of service organizations ("Service Organizations") that assist in the administration of certain group accounts in which shareholders of such Fund and Class participate ("Group Accounts"), (b) costs and expenses incurred in implementing and operating the Plan; and (c) such other costs as the Funds' Board of Directors determine to be reasonably appropriate or necessary to the servicing of Group Accounts. Such compensation to the Distributor shall be subject to an annual limit of 0.10%, such limit to be calculated based on the average daily net asset value of the Individual Class, computed in the manner specified in the Company's Articles of Incorporation, including any amendments or supplements thereto, and in the current prospectus applicable to such Individual Class.

Institutional Class Shares. Institutional Class shares of each Fund shall compensate the Distributor for (a) charges of service organizations ("Service Organizations") that assist in the administration of certain group accounts in which shareholders of such Fund and Class participate ("Group Accounts"), (b) costs and expenses incurred in implementing and operating the Plan; and (c) such other costs as the Funds' Board of Directors determine to be reasonably appropriate or necessary to the servicing of Group Accounts. Such compensation to the Distributor shall be subject to an annual limit of 0.10%, such limit to be calculated based on the average daily net asset value of the Institutional Class, computed in the manner specified in the Company's Articles of Incorporation, including any amendments or supplements thereto, and in the current prospectus applicable to such Institutional Class.

D. Allocation of Income and Expenses

a. General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class

Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include (a expenses of SFI or CSFI, as applicable, that are allocated to the Funds and are not attributable to a particular Fund or class of a Fund ("Company Expenses"), (b) expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Additionally, expenses of certain Funds as a group that are not attributable to other Funds ("Funds Expenses") shall be allocated to each such Fund on the basis of its net asset value relative to the net asset value of the other such Funds and shall be allocated to each class of each such Fund on the basis of the net asset value of the class relative to the net asset value of the Fund. Company Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management and operation of a Fund. Funds Expenses include expenses incurred on behalf of certain Funds as a group that are not attributable to other Funds, such as costs of preparing and printing combined prospectuses for only certain Funds.

2. Class Expenses

Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) payments pursuant to the Administrative Services Plan by that class; (c) transfer agent fees attributable to that class; (d) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (e) registration fees for shares of that class; (f) the expense of administrative personnel and services as required to support the shareholders of that class; (g) litigation or other legal expenses relating solely to that class; and (h) Directors' fees incurred as a result of issues relating to that class. Expenses described in (a) and (b) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense, a Funds Expense or a Fund Expense, and in the event a Company Expense, a Funds Expense or a Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the Directors who are not "interested persons" of the Funds or a Fund, as defined in the

1940 Act.

3. Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by a Fund's investment adviser, the Distributor or any other provider of services to a Fund, the Funds or the Company without the prior approval of the Board of Directors.

E. Exchange and Conversion Privileges

Shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

There are currently no conversion privileges.

F. Board Review

1. Initial Approval

The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Funds or a Fund ("Independent Directors"), at a meeting held March 1, 2016, approved this amended Plan based on a determination that the amended Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments

The Plan may not be amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

G. Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the Plan or any proposed amendment.

H. Effective Date

The Plan, as amended March 1, 2016, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section F1 of the Plan, shall take effect as of April 1, 2016 or, as to a particular Fund, as of the commencement of operations of that Fund, if later. Prior to April 1, 2016, the Plan as in effect prior to this amendment shall be in effect.

I. Amendments

The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section F2 of the Plan.